Exhibit 99.1

NEWS RELEASE
	Contacts:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
FOR IMMEDIATE RELEASE		713-499-6222

U.S. CONCRETE REPORTS FIRST QUARTER 2005 RESULTS

HOUSTON, TEXAS – MAY 10, 2005 – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss of $6.5 million, or $0.23 per share, for the quarter ended March 31, 2005, compared to a net loss of $24.6 million, or $0.87 per share, in the first quarter of 2004. As previously disclosed, the first quarter of 2004 included a loss on the early extinguishment of debt of $28.8 million, or $0.72 per share. Excluding the loss on early extinguishment of debt, the net loss for the first quarter of 2004 would have been $4.1 million, or $0.15 per share. A reconciliation of net loss for the quarter ended March 31, 2004 to net loss excluding the loss on early extinguishment of debt for the quarter ended March 31, 2004 is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedule.

U.S. Concrete typically reports a loss in the first quarter because demand for our products and services during the winter months is lower than in other months of the year due to inclement weather causing postponement or delays in construction activity.

Revenues in the first quarter of 2005 increased 2.4 percent to $92.5 million compared to $90.3 million in the first quarter of 2004, reflecting higher ready-mixed concrete prices and increased concrete product sales partially offset by lower ready-mixed concrete volumes.

The Company’s average selling price for ready-mixed concrete during the first quarter of 2005 was 12.7% higher than the first quarter of 2004 and 5.2% higher than the fourth quarter of 2004. Selling prices improved in all major regions, adequately covering raw material cost increases, primarily in cement and aggregates. However, gains on improved prices were more than offset by lower ready-mixed concrete volumes and higher labor and delivery costs and selling, general and administrative expenses during the quarter.

The Company’s ready-mixed concrete sales volume in the first quarter of 2005 was approximately 837,000 cubic yards, down 10.5% from 935,000 cubic yards of ready-mixed concrete sold in the first quarter of 2004.

Commenting on the first quarter of 2005 results, Michael Harlan, Executive Vice President and Chief Operating Officer, stated, “Our first quarter results were negatively impacted by lower than anticipated volumes resulting from sustained inclement weather patterns and project permitting delays. Despite these challenges, we continued to make improvements in our pricing in the face of a rising cost structure.”

Gross profit in the first quarter of 2005 was $8.5 million (9.2% gross profit margin) compared to $10.6 million (11.7% gross profit margin) in the first quarter of 2004. The decrease in gross profit was primarily due to lower ready-mixed concrete volumes and higher labor and delivery costs.

EBITDA was negative $3.8 million in the first quarter of 2005 compared with positive EBITDA of approximately $140,000 in the first quarter of 2004. The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense, loss on early extinguishment of debt and noncash impairments, depreciation, depletion and amortization. EBITDA is a non-GAAP financial measure. For a reconciliation of EBITDA and free cash flow (another non-GAAP financial measure we use in this release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

The Company’s selling, general and administrative expenses were $12.5 million for the first quarter of 2005, compared to $10.7 million for the first quarter of 2004, an increase of $1.8 million. As a percentage of revenues, selling, general and administrative expenses increased from 11.9 percent in the first quarter of 2004 to 13.5 percent in the first quarter of 2005. General and administrative costs in the first quarter of 2005 were higher than the first quarter of 2004, due mainly to higher cash and stock-based compensation and travel costs, increased professional fees and additional bad debt expense.

Net interest expense in the first quarter of 2005 was $4.3 million, up approximately $350,000 as compared to the first quarter of 2004, on higher levels of long-term indebtedness. Net interest expense for the first quarter of 2005 was flat as compared to the fourth quarter of 2004.

The Company’s free cash flow (defined as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the first quarter of 2005 was negative $2.1 million compared to negative $3.4 million in the first quarter of 2004. First quarter 2005 free cash flow reflects approximately $5.3 million lower interest payments and $2.4 million higher capital expenditures as compared to the first quarter of 2004.

The Company’s net debt at March 31, 2005 was approximately $163 million, up approximately $3.1 million from December 31, 2004. Net debt at March 31, 2005 was comprised of total debt, excluding the effect of the interest rate swap mark-to-market adjustment of approximately ($0.5) million, of $200.0 million less cash and cash equivalents of $36.6 million.

OUTLOOK

The statements in the following paragraph are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential effects of any acquisitions or divestitures that may be completed after the date of this press release.

Based on current information, the Company expects second quarter 2005 revenues in the range of $149 million to $154 million, EBITDA in the range of $16 million to $18 million and earnings per share in the range of $0.16 to $0.21. The Company expects full year 2005 revenues in the range of $530 million to $540 million and earnings per diluted share in the range of $0.34 to $0.40. Full year EBITDA is currently expected to be in the range of approximately $46 million to $50 million in 2005. Based on recent ready-mixed concrete volume shortfalls, the Company is evaluating its capital expenditures program and may reduce its capital outlays for the remainder of 2005.

Commenting on the Company’s outlook, Eugene Martineau, President and Chief Executive Officer, stated, “Based on our lost volumes in the first quarter and our outlook for the remainder of 2005, we have adjusted our guidance. After careful evaluation of our backlog, pricing trends and economic indicators, we remain confident that demand for our products remains robust in our regions. However, forecasting when projects within our backlog will be realized depends on a number of factors outside our control, including construction site project delays, permitting, regulatory approvals and weather. Accordingly, we expect to partially make up lost volumes, which we believe should result in productivity gains for the remainder of the year.”

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Tuesday, May 10, 2005, at 10:00 a.m. eastern time to review its first quarter 2005 results. To participate in the call, dial 303-262-2142 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Tuesday, May 17, 2005. To access the replay, dial 303-590-3000 using the pass code 11029103.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call on the Company’s Website at www.us-concrete.com within the investors section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This release uses the non-GAAP financial measures “free cash flow” and “EBITDA.” The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. The Company has 88 fixed and seven portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and one aggregates quarry. During 2004, these facilities produced approximately 5.1 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.1 million tons of aggregates. For more information on U.S. Concrete visit http://www.us-concrete.com.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: expected revenues, EBITDA, and earnings per share for the second quarter of 2005; expected revenues, EBITDA and earnings per share for the full-year 2005; the expectation that demand for the Company’s products remains robust in its regions; and the expectation to partially make up lost sales volumes and realize productivity gains during the remainder of 2005. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2004.

(Tables to Follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Sales	$92,499	$90,314
Cost of goods sold before depreciation, depletion and amortization	83,951	79,753

Gross profit before depreciation, depletion and amortization	8,548	10,561
Selling, general and administrative expenses	12,495	10,732
Depreciation, depletion and amortization	3,077	3,048

Loss from operations	(7,024)	(3,219)
Interest expense, net	4,317	3,967
Loss on early extinguishment of debt	—	28,781
Other income, net	170	311

Loss before income tax benefit	(11,171)	(35,656)
Income tax benefit	(4,692)	(11,053)

Net loss	$(6,479)	$(24,603)

Basic and diluted net loss per share	$(0.23)	$(0.87)

Basic and diluted common shares outstanding	28,529	28,159

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$36,601	$39,707
Trade accounts receivable, net	59,603	68,131
Inventories, net	20,396	20,085
Prepaid expenses	3,728	2,140
Other current assets	24,988	22,080

Total current assets	145,316	152,143

Properties, plant and equipment, net	120,281	118,748
Goodwill	167,345	166,644
Other assets	10,544	11,624

Total assets	$443,486	$449,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	63,028	62,496

Total current liabilities	63,028	62,496

Debt	199,485	200,777
Other long-term liabilities	18,155	17,037

Total liabilities	280,668	280,310

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	29	29
Additional paid-in capital	169,057	168,850
Retained earnings (deficit)	(2,173)	4,306
Treasury stock, at cost	(400)	(400)
Deferred compensation	(3,695)	(3,936)

Total stockholders’ equity	162,818	168,849

Total liabilities and stockholders’ equity	$443,486	$449,159

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:	$1,886	$(1,478)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $506 and $213	(4,025)	(1,935)
Payments for acquisitions	(1,000)	—
Other investing activities	(40)	—

Net cash used by investing activities	(5,065)	(1,935)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	264,000
Repayments of borrowings	—	(219,026)
Debt retirement costs	—	(25,851)
Debt issuance costs	—	(8,968)
Other financing activities	73	236

Net cash provided by financing activities	73	10,391

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,106)	6,978
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,707	7,111

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$36,601	$14,089

U.S. CONCRETE, INC.

ADDITIONAL STATISTICS

(In thousands, unless otherwise noted; unaudited)

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three months ended March 31, 2005 and March 31, 2004 and (2) corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2005 and March 31, 2004. We have also included in the table below our Same Plant Sales for the three months ended March 31, 2005 and March 31, 2004, and Same Plant Sales Variance Breakdown for the three months ended March 31, 2005 and March 31, 2004. Additionally, we have included certain Ready-Mixed Concrete Statistics for the three months ended March 31, 2005 and March 31, 2004.

We define Same Plant Sales as our historical sales adjusted to reflect the assumption that all material acquisitions occurred on January 1 of the prior year. We have included Same Plant Sales as a supplemental disclosure because our management believes that it provides a useful measurement of internal growth of our operations.

We define EBITDA as our net income (loss) plus the provision for income taxes, net interest expense, loss on early extinguishment of debt and noncash impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales. We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Same Plant Sales (in millions)	$92.5	$90.3

Same Plant Sales Variance Breakdown from comparable period in prior year:
Ready-mixed concrete volume	(10.5)%	4.4%
Ready-mixed concrete average price	12.7%	0.5%
Other concrete-related product sales	7.9%	10.5%

Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$83.86	$74.43
Volume in cubic yards (in millions)	0.8	0.9

EBITDA reconciliation:
Net income (loss)	$(6,479)	$(24,603)
Income tax benefit	(4,692)	(11,053)
Loss on early extinguishment of debt	—	28,781
Interest expense	4,317	3,967
Depreciation, depletion and amortization	3,077	3,048

EBITDA	$(3,777)	$140

EBITDA margin	-4.1%	0.2%

Free Cash Flow reconciliation:
Net cash provided by operations	$1,886	$(1,478)
Less capital expenditures, net of disposals of $483 and $213	(4,025)	(1,935)

Free Cash Flow	$(2,139)	$(3,413)

U.S. CONCRETE, INC.

UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(A Non-GAAP Financial Measure)

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

We have provided non-GAAP adjusted earnings per share information for the three months ended March 31, 2004 in this news release in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, our net income and earnings per diluted share after excluding the effects of the loss on early extinguishment of debt of $28.8 million, presented as an ordinary loss in the first quarter of 2004, and applying a 40% effective tax rate. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, we believe the non-GAAP adjusted results provide useful information to both management and investors by excluding an expense item that we believe is not indicative of our core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to our actual results for the three months ended March 31, 2004 is as follows:

	Three Months Ended March 31, 2004
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
Sales	$90,314	$—	$90,314
Cost of goods sold	79,753	—	79,753

Gross profit	10,561	—	10,561
Selling, general and administrative expenses	10,732	—	10,732
Depreciation, depletion and amortization	3,048	—	3,048

Loss from operations	(3,219)	—	(3,219)
Interest expense, net	3,967	—	3,967
Loss on early extinguishment of debt	28,781	(28,781)	—
Other income, net	311	—	311

Income (loss) before income taxes	(35,656)	28,781	(6,875)
Income tax benefit	(11,053)	8,303	(2,750)

Net income (loss)	$(24,603)	$20,478	$(4,125)

Diluted net loss per share	$(0.87)		$(0.15)

Diluted common shares outstanding	28,159		28,159